SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C. 20549

                          Form 8-K

                       CURRENT REPORT
  PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
                         ACT OF 1934

Date of Report (Date of earliest event reported) July 28, 2004



               KENNETH COLE PRODUCTIONS, INC.
    (Exact name of registrant as specified in its charter)

               Commission File Number  1-13082


            New York                           13-3131650
(State or other jurisdiction of            (I.R.S. Employer
 incorporation or organization)           Identification Number)

603 West 50th Street, New York, NY               10019
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (212) 265-1500


                       Not Applicable
    (Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits.

     (c) Exhibits:

          99.1 Press release dated July 28, 2004.


Item 12.  Disclosure of Results of Operations and Financial
Condition.


      On July 28, 2004, Kenneth Cole Productions, Inc. (the "Company") (NYSE: KCP) issued a press release announcing the Company's results for the second quarter ended June 30, 2004, which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

                         SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.




                              Kenneth Cole Productions, Inc.
                              Registrant



Dated: July 29, 2004        By: /s/ DAVID P.EDELMAN
                            Name:   David P. Edelman
                            Title:  Chief Financial Officer

                        Exhibit Index

Exhibit No.                   Description

     99.1                Press Release date July 28, 2004

                                                 Exhibit 99.1
Company Contact:                Investor Relations Contact:
David Edelman                   James R. Palczynski
Chief Financial Officer         Principal
Kenneth Cole Productions, Inc.  Integrated Corporate Relations, Inc.
(212) 265-1500                  (203) 682-8229


  Kenneth Cole Productions, Inc. Announces Record Second
                       Quarter Results
      Operating Income Increases 17.3% to $11.0 Million Second Quarter Net Revenues Increase 16.6% to a Record Level
                      of $113.1 million
   Increases Quarterly Dividend by $.02 to $.14 Per Share

New York, New York, July 28, 2004 / PR Newswire - Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the second quarter ended June 30, 2004. The Company's second quarter net revenue increased 16.6% to a record level of $113.1 million versus the year-ago level of $96.9 million. The company's second quarter operating income increased 17.3% to $11.0 million versus the year-ago level of $9.4 million. Earnings per fully-diluted share for the second quarter increased 13.3% to $0.34 versus $0.30 per fully- diluted share in the year-ago quarter.
     The Company noted that one-time charges related to the closing of the Company's distribution center and transition to a third party provider reduced earnings by $0.03 per share, and that excluding these charges earnings per fully diluted share for the quarter would have increased by 23.3% to $0.37 versus $0.30 in the year-ago quarter. This non-GAAP measure may not be comparable to similar measures used by other entities and should not be considered as an alternative to net income, which is determined in accordance with GAAP.
     The company also announced today that its board of directors had approved an increase of $.02 in its quarterly dividend to $0.14 per share. The second quarter dividend is payable to shareholders of record as of August 24 and is payable on September 15.

     Chairman and Chief Executive Officer Kenneth Cole said, "We are pleased by our performance this past quarter. We surpassed our operational goals and have maintained our top to bottom focus on the design and quality of the company's product and the need to get it to market in a consistently shorter time frame. During the quarter, we completed a move to a third-party distribution center, which we believe will create cost savings and a greater degree of operational flexibility. We feel good about the prospects for the fall season and are optimistic with respect to the second half of the year."
     Consumer direct revenues for the second quarter increased 13.5% to $44.8 million versus $39.5 million in the same quarter last year. Comparable store sales for the quarter rose 6.4% versus the year-ago quarter. Second quarter wholesale revenues of $58.9 million were up 21.2% versus the prior year's level of $48.6 million. Licensing revenue for the second quarter increased by 5.7% to $9.3 million versus $8.8 million in the same quarter of the prior year. The Company noted that in the prior year's period, licensing income benefited by a one-time payment from the Company's fragrance licensee. Excluding this payment, licensing income in the second quarter would have risen at a rate in the mid teens.
     The Company noted that it had also made progress in improving the depth of its management team. Following on its recent appointment of Michael Newman as Vice Chairman, the  Company  promoted David Edelman to the  post  of  Chief
Financial Officer , announced the appointment of Carol Sharpe as its Senior Vice President of Consumer Direct and made significant hires in the areas of human resources and sourcing. In addition, Stan Mayer continues to advise the Company.
     Gross margin for the second quarter was comparable to the year-ago level, at 45.4%. Improvements due to a stronger performance in consumer direct were offset by a contraction in the wholesale margin, driven by both difficult currency comparisons on product sourced from Europe and the mix in the Company's wholesale business.
     SG&A margin for the second quarter was also comparable to the year ago level of 35.7%. Efficiencies created by the increase in comparable store sales and the Company's ongoing expense management were entirely offset by the inclusion of the one-time charges associated with the closing of the distribution center. Excluding these charges, the company's adjusted SG&A margin would show leverage versus the prior year period.
     The Company's consolidated inventories of $54.9 million on June 30, 2004 were up 15.0% versus the year-ago level of $47.7 million. Inventories remain very current and are in line with expected sales growth.
     Kenneth Cole Productions, Inc. also today reiterated comfort with its prior guidance for earnings in 2004 of between $1.83 and $1.86. The Company increased its range of third quarter earnings guidance from $0.58-$0.59 to $0.58 to $0.60 and remains comfortable with its prior guidance for the third quarter net revenues of $148 to $155 million. The Company also remains comfortable with its fourth quarter guidance for net revenues in the range of $137 million to $145 million and earnings per share of between $0.55 and $0.56.

About Kenneth Cole Productions, Inc.
Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the brand names "Kenneth Cole New York," "Reaction Kenneth Cole", "Unlisted, a Kenneth Cole Production" and "Bongo." The company has also granted a wide variety of third party licenses for the production of men's and women's apparel, timepieces, eyewear, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce.

Forward Looking Statement Disclosure
The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

               Kenneth Cole Productions, Inc.
                                 Quarter Ended          Six Months Ended
(In thousands, except
per share amounts)           6/30/04     6/30/03       6/30/04     6/30/03
Net sales                   $  103,720  $   88,096   $  217,071  $  190,213

Licensing and other revenue      9,337       8,832       18,363      16,839
                            ----------  ----------   ----------  ----------
Net revenue                 $  113,057  $   96,928   $  235,434  $  207,052
                            ==========  ==========   ==========  ==========

Gross profit                    51,374      43,991      103,842      91,573

Selling, gen'l &
 Administrative                 40,382      34,622       81,174      72,353
                            ----------  ----------   ----------  ----------
Operating income                10,992       9,369       22,668      19,220

Interest income                    342         250          591         492
                            ----------  ----------   ----------  ----------
Income before taxes             11,334       9,619       23,259      19,712

Income tax expense               4,307       3,559        8,839       7,293
                            ----------  ----------   ----------  ----------
Net income                  $    7,027  $    6,060   $   14,420  $   12,419
                            ==========  ==========   ==========  ==========

Net income per share:
Basic                       $      .35  $      .31   $      .72  $      .64

Net income per share:
Diluted                     $      .34  $      .30   $      .70  $      .61

Average shares
 outstanding:  Basic        20,048,000  19,505,000   19,951,000  19,524,000

Average shares
 outstanding:   Diluted     20,727,000  20,245,000   20,669,000  20,346,000

Balance Sheet Data:                   6/30/04      12/31/03      6/30/03
Cash                                  $116,825     $111,102     $102,401
Due from Factors/Accounts Receivable    42,706       42,741       36,120
Inventory                               54,850       44,851       47,680
Total Assets                           293,212      273,841      256,207
Working Capital                        171,310      154,161      135,175
Accounts Payable                        39,221       33,847       39,158
Debt                                         0            0            0
Total Shareholders' Equity             212,528      196,334      174,530

The  following  is  a reconciliation of Net  Income  to  Net
Income Before Closing and Relocation Charges:

                                        Three Months Ended
                                         June 30,     June 30,
                                           2004         2003
        Net Income                      $ 7,027     $ 6,060
        Provision for Income Taxes        4,307       3,559
                                        -------     -------
        Income Before Income Taxes       11,334       9,619

        Relocation Charges (A)            1,098
                                        -------     -------
        Income Before Income Taxes and
            Relocation Charges           12,432       9,619

        Provision for Income Taxes        4,724       3,559
                                        -------     -------
        Net Income Before Relocation
        Charges (A)                     $ 7,708     $ 6,060
                                        =======     =======
        Net Income Per Share Before
        Closing and Relocation
        Charges:
             Basic                      $  0.38     $  0.31

        Net Income Per Share Before
        Closing and Relocation
        Charge:
             Diluted                    $  0.37     $  0.30



(A) Second quarter Fiscal 2004 results include a pre-tax $1.1 million charge for costs associated with the closing of the Company's distribution center and relocating to a third party provider. This charge is comprised of severance, transportation and facility costs.